EX-99.(p)(i)

Code of Ethics
Most Recently Revised: [________] 2021

 Background
Investment advisers are fiduciaries that owe their undivided loyalty to their clients.  Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.	The business conduct required of Supervised Persons, including the adviser’s fiduciary duty to its clients;

2.	The Supervised Persons’ compliance with all applicable Federal Securities Laws;

3.	The reporting and review of personal Securities transactions and holdings of all Access Persons;

4.	The reporting by Supervised Persons of violations of the code; and

5.	The delivery of the code to all Supervised Persons and the request of an acknowledgment of receipt.
 Policies and Procedures
Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws
At all times, Oriental Trust and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets.  The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Oriental Trust to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees.  Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Oriental Trust’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients.  As a fiduciary, Oriental Trust must act in its Clients’ best interests. Neither Oriental Trust, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Oriental Trust’s business practices, with their direct supervisor.  However, if an Employee is uncomfortable discussing an issue with his or her supervisor, or if he or she believes that an issue has not been appropriately addressed, he or she should bring the matter to the CCO’s attention.
Reporting Violations
Improper actions by Oriental Trust or its Employees could have severe negative consequences for Oriental Trust, the Bank, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the General Counsel on the matter. Any problems identified during the review will be addressed in ways that reflect Oriental Trust’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by Oriental Trust’s senior management. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the General Counsel directly.

Violations of the Code, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading  rights, imposing a fine, suspending employment  (with or  without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions.  No Employee will determine whether he or she committed a violation of the Code or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the SEC, the OCFI, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Oriental Trust to make any such reports or disclosures and do not need to notify Oriental Trust that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency.
Distribution of the Code and Acknowledgement of Receipt
Oriental Trust will distribute this Manual, which contains the Code, to each Employee upon the commencement of employment, annually, and upon any change to the Code or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Oriental Trust’s policies and procedures described in this Manual, including the Code of Ethics.  Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.  The CCO may use the attached Code of Ethics Acknowledgement Log to track Employees’ Code of Ethics acknowledgements.
Conflicts of Interest
Conflicts of interest may exist between various individuals and entities, including Oriental Trust, Employees, and current or prospective Clients and Investors.  Any failure to identify or properly address a conflict can have severe negative repercussions for Oriental Trust, its Employees, the Bank and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Oriental Trust’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest.  However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts.  Conflicts of interest that involve Oriental Trust and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Oriental Trust and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged.  Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Oriental Trust to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.  The CCO may use the attached Conflicts of Interest Log to document Oriental Trust’s assessment of, and response to, such conflicts.
Personal Securities Transactions
Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients:  trades should avoid actual improprieties, as well as the appearance of impropriety.  Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.
Accounts Covered by the Policies and Procedures
Oriental Trust’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.  For purposes of this Personal Securities Transactions section, the term “Employee” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of Oriental Trust’s directors and officers; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Oriental Trust that has access to Oriental Trust’s nonpublic securities recommendations.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts.  Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.
Reportable Securities
Oriental Trust requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end registered investment companies, other than any investment company advised or underwritten by Oriental Trust or an affiliate; and

•
Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Oriental Trust or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies.  However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Oriental Trust’s Personal Securities Transactions policy.

Any Access Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy.  If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy.  For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.
Pre-clearance Procedures
Access Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions.  Oriental Trust may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.  If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.  Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Oriental Trust’s pre-clearance procedures.

Access Persons must use the attached Trade Pre-clearance Form to seek pre-clearance.  All pre-clearance requests must be submitted to the CCO.  The CCO will use the attached Trading Pre-clearance Request Log to track pre-clearance requests.

Reporting

Oriental Trust must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.
Quarterly Transaction Reports
Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest.  Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security).  Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Access Persons may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations.  Alternately, Access Persons may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements.  The CCO must receive all such statements within 30 days of the end of each calendar quarter.  Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.
Initial and Annual Holdings Reports
Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings.  Reports regarding accounts and holdings must be submitted to the CCO on or before February 14 of each year, and within 10 days of an individual first becoming an Access Person.  Annual reports must be current as of December 31; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.  Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Access Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above.  Access Persons should sign and date each such statement before submitting it to the CCO.  Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Access Person does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Access Persons and by February 14 of each year.

Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements.  Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•
Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.  In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Access Persons.  On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Code, absent reliance on the reporting exception.  Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Oriental Trust’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.  Access Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.
Personal Trading and Holdings Reviews
Oriental Trust’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities.  Accordingly, the CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted.  Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The General Counsel will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.